Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-253143) on Form S-8 and the Registration Statement on Form S-3 (No. 333-268270) of our reports dated March 9, 2023, relating to the financial statements of Hydrofarm Holdings Group, Inc. and the effectiveness of Hydrofarm Holdings Group, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 9, 2023